Exhibit 99.1

Company Press Release

February 5, 2020	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2019 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 12-week fourth quarter ended December 28, 2019.

Fiscal 2019 Summary:

Compared to the prior year where applicable

•	Sales increased 4.4% to $4.124 billion; excluding the acquisition of Canyon Bakehouse, net sales increased 2.2%.

•	Diluted EPS increased $0.04 to $0.78.

•	Adjusted diluted EPS(1) increased $0.02 to $0.96.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•	Sales increased 4.2% to $917.8 million; excluding the acquisition of Canyon Bakehouse, net sales increased 1.2%.

•	Diluted EPS decreased $0.09 to $0.01.

•	Adjusted diluted EPS(1) increased $0.02 to $0.18.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

Ryals McMullian, Flowers Foods’ president and CEO, said, “We are pleased to report solid fourth quarter performance and record sales and operating cash flow for the full year. In the quarter, results were better than expected, driven by continued top-line momentum and improved profitability. During the quarter, we saw growth from our key brands, made important progress in our portfolio and supply chain optimization efforts, and continued to invest in our team’s capabilities. As a result, we ended the year on the right trajectory, demonstrating clear progress against our dual imperatives of sales growth and margin expansion.”

McMullian continued, “Looking ahead, our 2020 plans engage the core value creation strategies we have put in place to focus on brands, manage costs, pursue smart acquisitions, and develop our team. We expect fiscal 2020 sales growth in-line with our long-term targets driven by the strength of our national brands and the expected stabilization and growth of our foodservice and cake businesses. We intend to drive earnings growth by executing against our initiatives to improve manufacturing efficiencies, optimize our portfolio and supply chain network, and reduce fixed costs. We made great strides in 2019 and are now moving aggressively to capture the opportunities we see in 2020 that we believe can enhance shareholder value.”

Fiscal 2020 Outlook:

For the 53-week fiscal 2020 the company expects

•	Sales in the range of approximately $4.206 billion to $4.289 billion, representing growth of approximately 2.0% to 4.0%.

•	Diluted EPS in the range of approximately $0.50 to $0.64, including charges related to the termination of a defined benefit pension plan in the range of $125 million to $143 million.

•	Adjusted diluted EPS(1) in the range of approximately $1.00 to $1.08, representing growth of approximately 4.2% to 12.5%.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

The company’s outlook assumes the following:

•	Depreciation and amortization in the range of $140 million to $145 million

•	Other pension expense of approximately $2 million

•	Net interest expense in the range of $8 million to $10 million

•	An effective tax rate of approximately 24%

•	Weighted average diluted share count for the year of approximately 212.5 million shares

•	Capital expenditures for the year in the range of $105 million to $115 million

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Weeks Ended
	Dec. 28, 2019	Dec. 29, 2018
Net income per diluted common share	$0.01	$0.10
Loss on inferior ingredients	NM	NM
Restructuring and related impairment charges	0.06	0.03
Project Centennial consulting costs	NM	NM
Impairment of assets	—	0.01
Legal settlements	0.10	NM
Acquisition costs	—	0.02
Pension plan settlement loss	—	NM

Adjusted net income per diluted common share	$0.18	$0.16

NM - Not Meaningful Certain amounts may not compute due to rounding.

Consolidated Fourth Quarter 2019 Operating Highlights

Compared to the prior year fourth quarter where applicable

•	Sales increased 4.2% to $917.8 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 2.1%

•	Volume: -0.9%

•	Acquisition: 3.0%

•

Branded retail sales increased $29.0 million, or 5.5%, to $551.7 million, store branded retail sales increased $9.8 million, or 7.5% to $140.3 million, while non-retail and other sales decreased $1.7 million, or 0.8%, to $225.8 million.

•

Branded retail sales increased due primarily to the Canyon acquisition, continued growth of Dave’s Killer Bread and Nature’s Own Perfectly Crafted branded products and more favorable price/mix, partially offset by lower volumes for traditional loaf breads, bakery deli items, and cake products.

•

Store branded retail sales increased primarily due to gluten-free, store-branded items produced by Canyon, volume growth from additional distribution, and positive price/mix, partially offset by volume declines in store branded cake and breakfast breads.

•	Volume declines in foodservice, vending, and institutional products drove the decrease in non-retail and other sales.

•	Net income decreased 89.4% to $2.2 million. Adjusted net income increased 11.6% to $38.1 million.

•	Adjusted EBITDA increased 7.3% to $84.5 million, representing 9.2% of sales, a 30-basis point increase.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 53.0% of sales, flat compared to the prior year. Higher workforce-related costs and decreased manufacturing efficiencies, were offset by improved pricing/mix and lower ingredient costs as a percent of sales.

•

Selling, distribution and administrative (SD&A) expenses were 41.1% of sales, a 260-basis point increase. Excluding items affecting comparability, the largest of which being a $29.2 million legal settlement in the quarter, SD&A expenses decreased by 20-basis points. Higher workforce-related costs and marketing expenses were offset by lower distributor distribution fees as a percentage of sales due to a shift in product mix, and lower transportation costs.

•	Depreciation and amortization (D&A) expenses were $32.9 million, 3.6% of sales, a 10-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

For fiscal 2019, cash flow from operating activities increased by $71.1 million to $367.0 million, capital expenditures increased by $4.3 million to $103.7 million, and dividends paid increased by $9.8 million to $160.0 million. During fiscal 2019, the company made cash debt repayments of $114.3 million.

The company has 6.2 million remaining shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Conference Call

Flowers Foods will hold a conference call to discuss its fourth quarter 2019 results at 8:30 a.m. (Eastern) on February 6, 2020. The call can be accessed by following the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2019 sales of $4.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) product recalls or safety concerns related to our products, and (n) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures, such as EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly. EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted EPS, adjusted income tax expense, adjusted SD&A expenses, respectively, to further exclude, as applicable, the impact of pension plan settlements and other costs, loss or recovery on inferior ingredients, restructuring and related impairment charges, Project Centennial consulting costs, asset impairment charges, lease terminations and legal settlements, costs related to executive retirement, acquisition-related costs, and and multi-employer pension plan withdrawal costs. Adjusted net income and adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The ratio of debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs in accordance with GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	December 28, 2019	December 29, 2018
Assets
Cash and Cash Equivalents	$11,044	$25,306
Other Current Assets	515,165	492,073
Property, Plant & Equipment, net	717,822	743,847
Right-of-Use Leases, net	399,302	—
Distributor Notes Receivable (1)	226,348	230,470
Other Assets	12,644	13,533
Cost in Excess of Net Tangible Assets, net	1,295,451	1,340,308

Total Assets	$3,177,776	$2,845,537

Liabilities and Stockholders’ Equity
Current Liabilities	$463,431	$389,443
Long-term Debt and Capital Lease Liabilities (2)	866,508	1,001,536
Right-of-Use Lease Liabilities (3)	404,503	—
Other Liabilities	179,904	196,291
Stockholders’ Equity	1,263,430	1,258,267

Total Liabilities and Stockholders’ Equity	$3,177,776	$2,845,537

(1)	Includes current portion of $27,709 and $26,345, respectively.
(2)	Includes current portion of $3,730 and $10,896, respectively.
(3)	Includes current portion of $60,982.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Sales	$917,759	$880,667	$4,123,974	$3,951,852
Materials, supplies, labor and other production costs
(exclusive of depreciation and amortization shown separately below)	485,960	467,155	2,155,709	2,066,828
Selling, distribution and administrative expenses	377,196	339,377	1,575,122	1,507,256
Loss (recovery) on inferior ingredients	376	1,219	(37)	3,212
Restructuring and related impairment charges	17,482	7,210	23,524	9,767
Impairment of assets	—	3,516	—	5,999
Multi-employer pension plan withdrawal costs	—	—	—	2,322
Depreciation and amortization expense	32,884	32,175	144,228	144,124

Income from operations	3,861	30,015	225,428	212,344
Other pension cost (benefit)	519	675	2,248	(529)
Pension plan settlement loss	—	1,148	—	7,781
Interest expense, net	2,170	1,717	11,097	7,931

Income before income taxes	1,172	26,475	212,083	197,161
Income tax expense (benefit)	(1,047)	5,634	47,545	40,001

Net income	$2,219	$20,841	$164,538	$157,160

Net income per diluted common share	$0.01	$0.10	$0.78	$0.74

Diluted weighted average shares outstanding	212,041	211,800	211,974	211,632

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week	For the 12 Week	For the 52 Week	For the 52 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Cash flows from operating activities:
Net income	$2,219	$20,841	$164,538	$157,160
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	63,788	48,182	203,806	198,160
Changes in assets and liabilities and pension contributions	22,845	(5,189)	(1,392)	(59,427)

Net cash provided by operating activities	88,852	63,834	366,952	295,893

Cash flows from investing activities:
Purchase of property, plant and equipment	(33,075)	(24,430)	(103,685)	(99,422)
Acquisitions, net of cash acquired	—	(200,174)	—	(200,174)
Proceeds from sale of property, plant and equipment	101	547	2,649	1,913
Other	987	(4,336)	3,943	(4,122)

Net cash disbursed for investing activities	(31,987)	(228,393)	(97,093)	(301,805)

Cash flows from financing activities:
Dividends paid	(40,188)	(37,967)	(159,987)	(150,214)
Exercise of stock options	—	—	—	791
Stock repurchases	—	—	(7,054)	(2,489)
Net change in debt borrowings	(11,750)	177,000	(114,250)	173,250
Payments on financing leases	(952)	—	(5,937)	—
Other	101	1,105	3,107	4,751

Net cash provided by (disbursed for) financing activities	(52,789)	140,138	(284,121)	26,089

Net increase (decrease) in cash and cash equivalents	4,076	(24,421)	(14,262)	20,177
Cash and cash equivalents at beginning of period	6,968	49,727	25,306	5,129

Cash and cash equivalents at end of period	$11,044	$25,306	$11,044	$25,306

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

	For the 12 Week	For the 12 Week
Sales by Sales Class	Period Ended	Period Ended
	December 28, 2019	December 29, 2018	$ Change	% Change
Branded Retail	$551,665	$522,658	$29,007	5.5%
Store Branded Retail	140,288	130,478	9,810	7.5%
Non-Retail and Other	225,806	227,531	(1,725)	-0.8%

Total Sales	$917,759	$880,667	$37,092	4.2%

	For the 52 Week	For the 52 Week
Sales by Sales Class	Period Ended	Period Ended
	December 28, 2019	December 29, 2018	$ Change	% Change
Branded Retail	$2,481,835	$2,346,944	$134,891	5.7%
Store Branded Retail	645,091	586,661	58,430	10.0%
Non-Retail and Other	997,048	1,018,247	(21,199)	-2.1%

Total Sales	$4,123,974	$3,951,852	$172,122	4.4%

Sales Bridge			Sales Change
		Net	excluding	Acquisition	Total
For the 12 Week Period Ended December 28, 2019	Volume	Price/Mix	Acquisition	Contribution	Sales Change
Flowers Foods	-0.9%	2.1%	1.2%	3.0%	4.2%

Sales Bridge			Sales Change
		Net	excluding	Acquisition	Total
For the 52 Week Period Ended December 28, 2019	Volume	Price/Mix	Acquisition	Contribution	Sales Change
Flowers Foods	-0.2%	2.4%	2.2%	2.2%	4.4%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week	For the 12 Week Period	For the 52 Week	For the 52 Week Period
	Period Ended	Ended	Period Ended	Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income per diluted common share	$0.01	$0.10	$0.78	$0.74
Loss (recovery) on inferior ingredients	NM	NM	NM	0.01
Restructuring and related impairment charges	0.06	0.03	0.08	0.03
Project Centennial consulting costs	NM	NM	NM	0.03
Impairment of assets	—	0.01	—	0.01
Legal settlements (recovery)	0.10	NM	0.10	0.08
Executive retirement agreement	—	—	NM	—
Canyon acquisition costs	—	0.02	NM	0.02
Pension plan settlement loss	—	NM	—	0.03
Multi-employer pension plan withdrawal costs	—	—	—	0.01
Adjustment to prior year provisional tax reform benefit	—	—	—	(0.03)

Adjusted net income per diluted common share	$0.18	$0.16	$0.96	$0.94

NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week	For the 12 Week Period	For the 52 Week	For the 52 Week Period
	Period Ended	Ended	Period Ended	Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Sales	$917,759	$880,667	$4,123,974	$3,951,852
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	485,960	467,155	2,155,709	2,066,828

Gross Margin excluding depreciation and amortization	431,799	413,512	1,968,265	1,885,024
Less depreciation and amortization for production activities	18,937	18,799	80,959	81,597

Gross Margin	$412,862	$394,713	$1,887,306	$1,803,427

Depreciation and amortization for production activities	$18,937	$18,799	$80,959	$81,597
Depreciation and amortization for selling, distribution and administrative activities	13,947	13,376	63,269	62,527

Total depreciation and amortization	$32,884	$32,175	$144,228	$144,124

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 12 Week	For the 12 Week Period	For the 52 Week	For the 52 Week Period
	Period Ended	Ended	Period Ended	Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Selling, distribution and administrative expenses (SD&A)	$377,196	$339,377	$1,575,122	$1,507,256
Project Centennial consulting costs	(784)	(347)	(784)	(9,723)
Legal (settlements) recovery	(29,150)	164	(28,014)	(21,452)
Executive retirement agreement	—	—	(763)	—
Canyon acquisition costs	—	(4,476)	(22)	(4,476)

Adjusted SD&A	$347,262	$334,718	$1,545,539	$1,471,605

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 12 Week	For the 12 Week Period	For the 52 Week	For the 52 Week Period
	Period Ended	Ended	Period Ended	Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income	$2,219	$20,841	$164,538	$157,160
Income tax expense (benefit)	(1,047)	5,634	47,545	40,001
Interest expense, net	2,170	1,717	11,097	7,931
Depreciation and amortization	32,884	32,175	144,228	144,124

EBITDA	36,226	60,367	367,408	349,216
Other pension cost (benefit)	519	675	2,248	(529)
Pension plan settlement loss	—	1,148	—	7,781
Loss (recovery) on inferior ingredients	376	1,219	(37)	3,212
Restructuring and related impairment charges	17,482	7,210	23,524	9,767
Project Centennial consulting costs	784	347	784	9,723
Impairment of assets	—	3,516	—	3,516
Legal settlements (recovery)	29,150	(164)	28,014	21,452
Executive retirement agreement	—	—	763	—
Canyon acquisition costs	—	4,476	22	4,476
Multi-employer pension plan withdrawal costs	—	—	—	2,322

Adjusted EBITDA	$84,537	$78,794	$422,726	$410,936

Sales	$917,759	$880,667	$4,123,974	$3,951,852
Adjusted EBITDA margin	9.2%	8.9%	10.3%	10.4%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Income Tax Expense (Benefit) to Adjusted Income Tax Expense
	For the 12 Week	For the 12 Week Period	For the 52 Week	For the 52 Week Period
	Period Ended	Ended	Period Ended	Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Income tax expense (benefit)	$(1,047)	$5,634	$47,545	$40,001
Tax impact of:
Loss (recovery) on inferior ingredients	95	308	(9)	811
Restructuring and related impairment charges	4,414	1,821	5,940	2,466
Project Centennial consulting costs	198	88	198	2,455
Impairment of assets	—	888	—	888
Legal settlements (recovery)	7,238	(41)	6,951	5,417
Executive retirement agreement	—	—	193	—
Canyon acquisition costs	—	1,130	6	1,130
Pension plan settlement loss	—	290	—	1,965
Multi-employer pension plan withdrawal costs	—	—	—	586
Adjustment to prior year provisional tax reform benefit	—	—	—	5,575

Adjusted income tax expense	$10,898	$10,118	$60,824	$61,294

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week	For the 12 Week Period	For the 52 Week	For the 52 Week Period
	Period Ended	Ended	Period Ended	Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net income	$2,219	$20,841	$164,538	$157,160
Loss (recovery) on inferior ingredients	281	911	(28)	2,401
Restructuring and related impairment charges	13,068	5,389	17,584	7,301
Project Centennial consulting costs	586	259	586	7,268
Impairment of assets	—	2,628	—	2,628
Legal settlements (recovery)	21,912	(123)	21,063	16,035
Executive retirement agreement	—	—	570	—
Canyon acquisition costs	—	3,346	16	3,346
Pension plan settlement loss	—	858	—	5,816
Multi-employer pension plan withdrawal costs	—	—	—	1,736
Adjustment to prior year provisional tax reform benefit	—	—	—	(5,575)

Adjusted net income	$38,066	$34,109	$204,329	$198,116

	Reconciliation of Earnings per Share - Full Year
	Fiscal 2020 Guidance
	Range Estimate
Net income per diluted common share	$0.50	to	$0.64
Pension plan settlement loss	0.50		0.44

Adjusted net income per diluted common share	$1.00	to	$1.08

Certain amounts may not add due to rounding.